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                                                                      EXHIBIT 21


                              List of Subsidiaries


1.     Poughkeepsie Savings Bank, FSB, a federally chartered savings bank

2.     PSB Associates, Inc., a subsidiary of the Bank incorporated in New York

3.     PSB Building Corp., a subsidiary of the Bank incorporated in New York